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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
             (Check One)  [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K
                                          [ ] Form 10-Q   [ ] Form N-SAR

                       For Period Ended September 30, 1999

                       [ ]   Transition Report on Form 10-K
                       [ ]   Transition Report on Form 20-F
                       [ ]   Transition Report on Form 11-K
                       [ ]   Transition Report on Form 10-Q
                       [ ]   Transition Report on Form N-SAR

           For the Transition Period Ended: __________________________

     READ ATTACHED INSTRUCTIONS BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

     Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION:

INTERSCIENCE COMPUTER CORPORATION
Full Name of Registrant

5236 Colodny Drive, Suite 100
Address of principal executive offices:

Agoura Hills, California 91301
City, State and Zip Code

PART II  - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box).

[ ]           (a) The reasons described in reasonable detain in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]           (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and;

[ ]           (c) The accountant's statement or other exhibit required by Rule
                  12b-25(b) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed).

The Company's Chief Financial Officer was required to undergo surgery thus delaying the completion of the Form 10-KSB.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Walter Kornblah           (818)             707-2000
              (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed?

              [X] Yes    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
              subject report or portion thereof? [ ] Yes   [X] No

              If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:


                        INTERSCIENCE COMPUTER CORPORATION
                   ------------------------------------------
                   Name of Registrant as Specified in Charter


Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 12/22/99     By: /s/ Walter Kornblah



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